EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333-157686 and 333-180979) and Form S-4 (Nos. 333-174932 and 333-157937) and Form S-3 (No. 333-174933) of Oppenheimer Holdings Inc. of our report dated March 6, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 5, 2012 relating to the financial statement schedules, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 6, 2013